Exhibit 99.B(h)(2)

SCHEDULE D
TO THE AMENDED AND RESTATED
ADMINISTRATION AND TRANSFER
AGENCY AGREEMENT
BETWEEN
SEI DAILY INCOME TRUST
AND
SEI INVESTMENTS GLOBAL FUNDS
SERVICES DATED AS OF DECEMBER 10, 2003
AS AMENDED AUGUST 24, 2006, JUNE 26, 2008,
AUGUST 7, 2014 AND SEPTEMBER 15, 2014

Portfolios:

This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

Money Market Fund
Prime Obligation Fund
Government Fund
Government II Fund
Treasury Fund
Treasury II Fund
Intermediate-Duration Government Fund
GNMA Fund
Ultra Short Duration Bond Fund
Short-Duration Government Fund

Fees:	Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

Money Market Fund - Class A, B, C and Sweep Class Shares	0.30%
Prime Obligation Fund - Class A, B, C, H and Sweep Class Shares	0.19%
Government Fund - Class A, B, C and Sweep Class Shares	0.24%
Government II Fund - Class A, B and C Shares	0.19%
Treasury Fund - Class A, B, C and Sweep Class Shares	0.24%
Treasury II Fund - Class A, B and C Shares	0.24%
Intermediate-Duration Government Fund - Class A and Y Shares	0.30%
GNMA Fund - Class A and Y Shares	0.30%
Ultra Short Duration Bond Fund - Class A Shares	0.30%
Short-Duration Government Fund - Class A and Y Shares	0.30%